                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              A. T. Cross Company
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                           [A.T. Cross Company Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 2002

TO THE STOCKHOLDERS OF A.T. CROSS COMPANY:

     Notice is hereby given that the annual meeting of stockholders of A.T. Cross Company (the "Company") will be held on Thursday, April 25, 2002 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

     1. Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

     2. Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     3. Appointing independent public accountants to audit the Company's books and accounts for the year ending December 28, 2002 (by holders of Class B common stock only).

     4. Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

     The stock transfer books will not be closed. The close of business on March 6, 2002 has been fixed as the record date for determining stockholders entitled to vote at the annual meeting or any adjournments or postponements thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournments or postponements thereof.

                                            By order of the Board of Directors

                                            /s/ Tina C. Benik
                                            Tina C. Benik
                                            Vice President, Legal and Human
                                            Resources
                                            Corporate Secretary

March 27, 2002

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                               [A.T. CROSS LOGO]

                                ONE ALBION ROAD
                          LINCOLN, RHODE ISLAND 02865

                                PROXY STATEMENT
                        FOR ANNUAL STOCKHOLDERS' MEETING
                                 APRIL 25, 2002

          This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the "Company") from holders of Class A common stock of the Company for use at the annual meeting to be held April 25, 2002. Any stockholder giving a proxy may revoke the same prior to its exercise by filing a later proxy with the Company, by attending the meeting and voting in person, or by giving notice in writing or in person to the Corporate Secretary. If not revoked, the persons named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the persons named, for or against any matter upon which holders of Class A common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Company, who will not receive additional compensation. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $5,500, plus expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to stockholders on or about March 27, 2002.

          A copy of the Company's annual report for the year 2001 containing financial statements for the year ended December 29, 2001 is also enclosed, but is not to be considered a part of the proxy soliciting material.

          As of March 6, 2002 the Company had outstanding 14,492,921 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only stockholders of record at the close of business on that date are entitled to vote at the annual meeting. Stockholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

STOCKHOLDERS' PROPOSALS

          Any proposal of a stockholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 24, 2003, must be received by the Company's Corporate Secretary not later than November 29, 2002 for inclusion in the proxy statement and form of proxy relating to that meeting. Any stockholder proposal intended to be presented at the next annual meeting of the Company without being included in the proxy statement and form of proxy relating to such meeting must be received by the Company's Corporate Secretary not later than February 12, 2003.

VOTING RIGHTS

          Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see "ELECTION OF DIRECTORS"), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

          In addition, holders of Class A and Class B common stock vote together as a single class:

          a) For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

          b) With respect to the acquisition of assets or shares of any other company if:

               (1) An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

               (2) The transaction would, in the reasonable judgment of the
                   Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

               (3) The transaction would involve the issuance of any Class A or
                   Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

          If the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company's articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

          Except as stated above or otherwise required by law, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

     The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares.

     Shares represented by proxies which are marked "abstain" with respect to fixing the number of directors or "withheld" with respect to the election of any particular nominee for director, will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the accompanying Notice of Annual Meeting. If any other matters are presented to the meeting, the persons named in the enclosed proxy have discretionary authority to vote and will vote all proxies with respect to such matters in accordance with their judgment.

     Under the rules of the American Stock Exchange, on which the Class A shares are listed, brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of and electing directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. Such rules also provide that brokers may not vote shares held in street name on certain other matters without specific instructions from their customers. Shares subject to such "broker non-votes" will not be treated as shares entitled to vote on the matters to which they relate and will have no effect on the outcome of the voting on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 6, 2002 certain information concerning the ownership of shares of Class A or Class B Common Stock of the Company by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding Class A or Class B Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                               NUMBER OF SHARES                    PERCENT OF CLASS
                                     -------------------------------------        ------------------
               NAME                   CLASS A                   CLASS B(1)        CLASS A    CLASS B
               ----                  ---------                  ----------        -------    -------
Bradford R. Boss(2)                  1,821,191(3)(4)(5)(6)      1,804,800(3)(4)    12.47%      100%
Russell A. Boss(7)                   1,853,172(3)(4)(5)(6)      1,804,800(3)(4)    12.66%      100%
Edwin G. Torrance                      480,000(3)                 902,400(3)        3.31%       50%
Noel M. Field                          585,000(4)                 902,400(4)        4.04%       50%
Dimensional Fund Advisors, Inc.(8)   1,073,400                         --           7.41%       --
Royce & Associates, Inc.(9)            799,500                         --           5.52%       --
John E. Buckley                         36,140(6)                      --              *        --
Bernard V. Buonanno, Jr.                21,586(6)                      --              *        --
Galal P. Doss(10)                    4,225,950                         --          29.16%       --
Terrence Murray                         39,930(6)(11)(12)              --              *        --
Andrew J. Parsons                           --                         --              *        --
James C. Tappan                         17,501(6)                      --              *        --
David G. Whalen                        353,684(13)                     --           2.39%       --
John T. Ruggieri                       102,943(6)                      --              *        --
Stephen A. Perreault                    66,419(6)                      --              *        --
Sondra L. Wellmerling                   27,000(6)                      --              *        --
Tina C. Benik                           64,996(6)                      --              *        --
All directors and executive
  officers as a group (19 persons)   7,223,218(14)              1,804,800          46.88%      100%

--------------------------------------------------------------------------------
 (1) The Class B Common Stock is convertible share for share into Class A Common Stock at any time at the option of the holder. If all of the Class B shares were converted into Class A shares, Mr. B. Boss, Mr. R. Boss, Mr. Torrance and Mr. Field would be the beneficial owners of 22.09%, 22.25%, 8.98% and 9.66%, respectively, of the outstanding Class A shares.
 (2) Mr. B. Boss's address is One Albion Road, Lincoln, Rhode Island 02865.
 (3) Mr. B. Boss, Mr. R. Boss and Mr. Torrance are co-trustees of the W. Russell Boss, Jr. Trust A. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 480,000 shares of Class A Common Stock and 902,400 shares of Class B Common Stock held by such trust are included in the amounts above for each of the co-trustees.
 (4) Mr. B. Boss, Mr. R. Boss and Mr. Field, Jr. are co-trustees of the W. Russell Boss, Jr. Trust B. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 585,000 shares of Class A Common Stock and 902,400 shares of Class B Common Stock held by such trust are included in the amounts above for each of the co-trustees.
 (5) Mr. B. Boss, Mr. R. Boss and Fleet National Bank are co-trustees of the W. Russell Boss, Jr. Trust C. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 492,000 shares of Class A Common Stock held by such trust are included in the amounts above for each of the co-trustees.
 (6) Includes the following Class A shares subject to options exercisable within 60 days: Mr. B. Boss -- 113,323; Mr. R. Boss -- 140,523; Mr. Buckley --
     17,490; Mr. Buonanno -- 18,086; Mr. Murray -- 17,930; Mr. Tappan -- 14,501;
     Mr. Whalen -- 284,351; Mr. Ruggieri -- 85,265; Mr. Perreault -- 51,499; Ms.
     Wellmerling -- 25,000; and Ms. Benik -- 56,986.
 (7) Mr. R. Boss's address is One Albion Road, Lincoln, Rhode Island 02865.
 (8) Information based on its Schedule 13G on file with the SEC. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11(th) Floor, Santa Monica, California 90401.
 (9) Information based on its Schedule 13G on file with the SEC. The address of Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, NY 10019.
(10) Mr. Doss's address is One Albion Road, Lincoln, Rhode Island 02865.
(11) Excludes shares held by FleetBoston Financial Corporation in various fiduciary capacities.
(12) Includes 5,000 shares held by Murray and Young Associates LLC.
(13) Includes 25,000 Class A shares as to which Mr. Whalen has sole voting power but no investment power during the restricted period.
(14) Includes 913,445 shares subject to options exercisable within 60 days; 25,000 shares of restricted stock as to which there is sole voting power but no investment power during the restricted period; and 1,557,000 shares held under trusts as to which there is shared voting and investment power.
   * Less than 1%.

                                ELECTION OF DIRECTORS

     It is proposed to fix the number of directors at nine, of which three will be designated "Class A Directors" and six will be designated "Class B Directors". It is also proposed to elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently directors of the Company. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the stockholders vote to reduce the authorized number of directors. The terms of all directors will expire when their successors are duly elected at the annual meeting of stockholders scheduled to be held April 24, 2003. The following tables reflect information as of January 1, 2002.

                                             PRINCIPAL OCCUPATION            DIRECTOR
          NOMINEE            AGE            DURING PAST FIVE YEARS             SINCE           OTHER DIRECTORSHIPS(1)
---------------------------------------------------------------------------------------------------------------------------
                                                     CLASS A DIRECTORS
Galal P. Doss                47    Chairman and Chief Executive Officer,       2000
                                   Family Nutrition, S.A.E. and Family Cos-
                                   metics, S.A.E. (both Egyptian companies
                                   listed on the Egyptian Stock Ex-
                                   change).(2)
Andrew J. Parsons            58    Senior Partner and Director, McKinsey &     2001      Jupiter Media Metrix
                                   Company, a global strategic management
                                   consulting firm (retired December 2000);
                                   Member, McKinsey Advisory Council;
                                   Chairman and Chief Executive Officer,
                                   Gulliver Growth Partners LLC, a manage-
                                   ment advisory company; Non-executive
                                   Chairman of the Kantar Group, the mar-
                                   ket research and information unit of WPP
                                   Group plc, a global marketing services
                                   firm.(2)
James C. Tappan              66    President, Tappan Capital Partners (eq-     1994
                                   uity investment firm).(2)

CLASS B DIRECTORS
Bradford R. Boss             68    Chairman of the Board and Chief Execu-      1960
                                   tive Officer to April 1993; thereafter
                                   Chairman of the Board to November 14,
                                   1999; thereafter Chairman
                                   Emeritus.(3) (4)
Russell A. Boss              63    President and Chief Operating Officer to    1962      BNS Co.
                                   April 1993; thereafter President and
                                   Chief Executive Officer to November 14,
                                   1999; thereafter Chairman of the
                                   Board.(3) (4) (5)
David G. Whalen              44    President and Chief Executive               1999
                                   Officer.(3)
John E. Buckley              61    Executive Vice President to April 1993;     1980
                                   Executive Vice President and Chief Oper-
                                   ating Officer to December 31, 2000;
                                   Executive Board Member, Anoto, Inc. (a
                                   company involved in developing digital
                                   paper and pen technology).
Bernard V.                   63    Senior Partner, Edwards & Angell, LLP,      1986      Old Stone Corporation
  Buonanno, Jr.                    Providence, RI (attorneys-at-law);
                                   Partner, Riparian Partners, Ltd.,
                                   Providence, RI. (investment banking
                                   firm).(5) (6) (7)
Terrence Murray              62    Chairman and Chief Executive Officer,       1982      FleetBoston Financial Corpora-
                                   FleetBoston Financial Corporation                     tion; Allmerica Financial Corpo-
                                   (diversified financial services                       ration; CVS Corporation
                                   corporation) to December 31, 2001;
                                   thereafter Chairman, FleetBoston
                                   Financial Corporation.(7)

--------------------------------------------------------------------------------
See footnotes on page 5.

     The Board of Directors has an Audit Committee, consisting of Messrs. Doss, Tappan and Parsons, a Compensation Committee, consisting of Messrs. Murray and Buonanno, and an Executive Committee, consisting of Messrs. B. Boss, R. Boss and Whalen.

     The Audit Committee has responsibility for overseeing the establishment and maintenance of an effective financial control environment, for overseeing the procedures for evaluating the system of internal accounting control, and for evaluating audit performance. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including, subject to full Board approval, the implementation of an incentive compensation plan for the Company.

     During 2001 the Board of Directors held four meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. All directors attended at least seventy-five (75%) percent of all Board and applicable committee meetings. Mr. Parsons became a director in April 2001 and attended the April 2001 and all subsequent Board of Directors and Audit Committee meetings.

     The Board does not have a nominating committee.

     (1) Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.

     (2) Member of Audit Committee.

     (3) Member of Executive Committee.

     (4) Bradford R. Boss and Russell A. Boss are brothers.

     (5) Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.

     (6) Edwards & Angell, LLP performed legal services for the Company in 2001 and is expected to perform legal services for the Company in 2002.

     (7) Member of Compensation Committee.

                             DIRECTOR COMPENSATION

     Members of the Company's Board of Directors who are not employees of the Company were compensated for their services during 2001 at the rate of $15,000 per annum, plus $1,000 for each Board meeting attended. During 2001, the Board of Directors held four meetings. In addition, members of the Audit and Compensation Committees received $800 ($1000 in the case of the committee chair) for each committee meeting attended. Members of the Executive Committee received no compensation for attending committee meetings.

     Non-employee directors also automatically receive non-qualified stock options pursuant to the Company's Omnibus Incentive Plan. The number of options granted is determined every two years by benchmarking the size of options grants in other similarly situated companies. Companies are chosen to be benchmarked against based on revenue levels. Options to directors under the Omnibus Incentive Plan are granted with exercise prices equal to the fair market value of the Class A common stock on the date of grant. In 2001, all non-employee Board members received options to purchase 4,000 shares of Class A common stock.

                           REPORT TO STOCKHOLDERS ON
                              COMPENSATION MATTERS

     The 2001 total compensation of the President and Chief Executive Officer of the Company was established by the members of the Compensation Committee of the Board of Directors. None of the two directors comprising the Compensation Committee is an employee of the Company. See also "Compensation Committee Interlocks and Insider Participation" on page 7. The compensation of the remaining executive officers of the Company was either set by, or reviewed and approved by, the President and Chief Executive Officer with input from the Company's Manager of Compensation and Benefits.

     The elements of compensation for the President and Chief Executive Officer consist of base pay, annual incentive bonus and long-term incentives. The compensation for this position was based on three primary factors:

     -- The performance of the executive in meeting key strategic objectives, including increasing stockholder value.

     -- The external competitiveness of the Company's pay levels with those of other manufacturing companies with similar revenues and scope of operations.

     -- The internal pay equity that exists among individual executives and other Company employees.

     The Compensation Committee is privy to external compensation data through the Company's participation in, and analysis of, periodic compensation surveys conducted by independent consulting firms and associations, including but not limited to Towers-Perrin and Hewitt Associates, which report on compensation paid to other executives at companies of similar size. There are approximately 350 companies in the various survey groups. This number is subject to occasional change from year to year. The Compensation Committee extrapolated the survey information using a combination of single and multiple regression analyses. Factors used in the regression analyses included, but were not limited to, corporate sales, company assets, stockholders' equity, return on equity, board membership, and years of service. In addition, the Compensation Committee utilized survey data to gauge the Company's competitive position with other companies with respect to bonus and stock option grants.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Board and the Compensation Committee currently intend to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to
Section 162(m) in a manner that satisfies those requirements.

     The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, despite the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

     The following is a more specific discussion of each compensation component:

BASE SALARY:

     The Compensation Committee targets its base pay for the Chief Executive Officer at the 50th to 65th percentile of executive officers in manufacturing organizations of approximately the same size (less than $500 million in annual sales) and scope of company operations. Based on survey data, the Compensation Committee believes the base pay for the Chief Executive Officer has been approximately within this range for the last several years.

     Mr. Whalen's base salary for 2001 was set in his offer agreement. Pursuant to that agreement, Mr. Whalen received a 5.9% increase from $425,000 to $450,000 effective January 1, 2001. The remaining four highest paid executive officers received an average increase of 6.9%, which included increases for merit and equity adjustments.

BONUS:

     Bonus payments to executives for 2001 performance were governed by the Executive Compensation Program approved by the Compensation Committee for 2001. All of the five highest paid executives were participants in the plan. The annual incentive payments to eligible executives are designed to provide rewards based on meeting approved business plans. Performance measures are determined based on specific job responsibilities and may include operating income before taxes (OIBT), sales, or return on assets at the corporate, territory and regional levels. Individual performance goals may also be assigned to the executives.

     Under the program, the OIBT and Return on Asset benchmarks for 2001 were set based on the Company operating plan for 2001. Based on those OIBT and Return on Asset benchmarks and other performance objectives, all participating named officers earned a bonus for 2001 performance. In its discretion, the Compensation Committee may reward participants beyond the provisions of the plan.

     The Company analyzes its total cash compensation (base salary plus bonuses) in relation to other similarly sized companies and targets the 75th percentile as a competitive norm assuming the maximum bonus percentage is earned. Applying the most recent survey data available to the Company (April 2001), the total cash compensation for the named officers as a group was approximate to the 75th percentile compared to other companies included in the surveys.

LONG-TERM INCENTIVES:

     The Company has relied upon grants under the Omnibus Incentive Plan to provide key officers and managers with an ownership position in the Company to create a long-term incentive to increase stockholder value.

     In order to retain key management talent and provide appropriate incentives to increase stockholder value, the Compensation Committee approved the following action:

     A stock option grant was made to the executive group, which included all of named officers, on July 25, 2001. Pursuant to that grant, all of the officers, with the exception of Mr. Whalen, received 18,000 shares of Class A common stock subject to option at an exercise price equal to the then fair market value of $7.625. Mr. Whalen was awarded 100,000 shares of Class A common stock subject to option at an exercise price equal to the then fair market value of $7.625.

     The foregoing report is presented by the following:

                          2001 Compensation Committee

                           Terrence Murray, Chairman
                            Bernard V. Buonanno, Jr.

                             COMPENSATION COMMITTEE
                             INTERLOCKS AND INSIDER
                                 PARTICIPATION

     As indicated under "Report to Stockholders on Compensation Matters" above, the 2001 compensation of David G. Whalen, a member of the Board of Directors of the Company, was fixed by the Compensation Committee. The Compensation Committee is comprised of Terrence Murray and Bernard V. Buonanno, Jr. The compensation of the remaining executive officers of the Company was either set by, or reviewed and approved by, Mr. Whalen with input from the Company's Manager of Compensation and Benefits.

     There are no Compensation Committee interlocks.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information for the last three fiscal years with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                ANNUAL COMPENSATION                  COMPENSATION
                                       -------------------------------------   ------------------------
                                                                  OTHER        RESTRICTED    SECURITIES
           NAME AND                                              ANNUAL          STOCK       UNDERLYING      ALL OTHER
      PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)   AWARDS(2)      OPTIONS     COMPENSATION(3)
      ------------------        ----    ------     -----     ---------------   ----------    ----------   ---------------

David G. Whalen                 2001   $450,000   $380,000       $46,129(4)     $      0       100,000       $  5,100
  President and Chief           2000    425,000    425,000        81,267(5)            0        12,751(6)       5,100
  Executive Officer             1999     57,635(7)   39,843          547         228,125       521,600              0

John T. Ruggieri                2001    220,000     67,414         3,600               0        18,000          5,100
  Sr. Vice-President/           2000    183,300    105,443         3,600               0        40,000          5,100
  Chief Financial Officer       1999    176,250     20,000         3,558          99,531             0          4,800

Sondra L. Wellmerling(8)        2001    182,406     63,108        11,957(9)            0        18,000          5,100
  Sr. Vice President,
    Marketing                   2000    176,876    100,289        10,354(10)           0        50,000          5,100
  and New Product               1999         --         --            --              --            --             --
  Development

Stephen A. Perreault            2001    180,473     99,000         3,600               0        18,000          5,100
  Vice President Operations     2000    172,226     99,073         3,600               0        30,000          5,100
                                1999    166,031     20,000         3,558          99,531             0          4,800

Tina C. Benik                   2001    168,960     58,456         3,600               0        18,000          5,100
  Vice President, Legal         2000    148,070     83,956         3,600               0        25,000          4,652
  and Human Resources           1999    127,794      7,000         3,558          42,656             0          4,044

--------------------------------------------------------------------------------
 (1) Amounts listed under Other Annual Compensation consist of tax reimbursement payments made to the named individuals relating to amounts paid to these individuals as automobile allowances.

 (2) Messrs. Ruggieri and Perreault and Ms. Benik received restricted stock awards on February 3, 1999. Messrs. Ruggieri and Perreault each received 17,500 shares at a market value of $99,531, and Ms. Benik received 7,500 shares at a market value of $42,656. The restrictions lapsed as to one-third of the shares on February 3, 2001, and as to the balance on February 3, 2002. Mr. Whalen received a restricted stock award on November 15, 1999 of 50,000 shares at a market value of $228,125. The restrictions lapsed as to one-half of the shares on November 15, 2001, will lapse as to one-quarter of the shares on November 15, 2002, and as to the final quarter on November 15, 2003.

 (3) Amounts listed under All Other Compensation consist of 401(k) contributions for the named individuals.

 (4) Mr. Whalen's Other Annual Compensation for 2001 includes a tax reimbursement payment of $26,808 relating to amounts paid to him in connection with relocation expenses.

 (5) Mr. Whalen's Other Annual Compensation for 2000 includes reimbursement of relocation expenses of $76,947.

 (6) Number of securities shown includes 653 shares underlying formula options received as director of the Company pursuant to the then in effect formula under the Company Omnibus Incentive Plan.

 (7) Mr. Whalen's salary includes director fees of $2,875 for 1999.

 (8) Ms. Wellmerling was hired on December 31, 1999.

 (9) Ms. Wellmerling's Other Annual Compensation for 2001 includes reimbursement of relocation expenses of $7,292 and a tax reimbursement payment of $1,065 relating to the relocation expenses paid.

(10) Ms. Wellmerling's Other Annual Compensation for 2000 includes reimbursement of relocation expenses for 2000 of $6,743.

                                 STOCK OPTIONS

     The following tables set forth, as to the Chief Executive Officer and the four other most highly compensated executive officers of the Company, information with respect to stock option grants in 2001, options exercised during 2001 and year-end values of unexercised options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                  ------------------------------------------------------------          POTENTIAL REALIZABLE
                                    NUMBER        PERCENTAGE                                              VALUE AT ASSUMED
                                      OF           OF TOTAL                                            ANNUAL RATES OF STOCK
                                  SECURITIES       OPTIONS                                             PRICE APPRECIATION FOR
                                  UNDERLYING      GRANTED TO                                              THE OPTION TERM
                                   OPTIONS        EMPLOYEES       EXERCISE        EXPIRATION          ------------------------
              NAME                 GRANTED        IN 2001(1)        PRICE           DATE(2)              5%            10%
              ----                ----------      ----------      ---------      -------------        --------      ----------
David G. Whalen                    100,000          26.86%         $7.625        July 25, 2011        $479,532      $1,215,229
John T. Ruggieri                    18,000           4.83%         $7.625        July 25, 2011          86,316         218,741
Sondra L. Wellmerling               18,000           4.83%         $7.625        July 25, 2011          86,316         218,741
Stephen A. Perreault                18,000           4.83%         $7.625        July 25, 2011          86,316         218,741
Tina C. Benik                       18,000           4.83%         $7.625        July 25, 2011          86,316         218,741

---------------

(1) For purposes of this table, the total number of options granted to employees in 2001 was 372,300, including 32,000 options granted to the Company's directors under the provisions of the Company's Omnibus Incentive Plan.
(2) Subject to earlier termination in the event of termination of the grantee's office.

                        OPTION VALUES AT FISCAL YEAR END

                              NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                      FISCAL YEAR END               FISCAL YEAR END(1)
                              -------------------------------   ---------------------------
            NAME               EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
            ----               -----------     -------------    -----------   -------------
David G. Whalen                  284,351(2)       350,000        $289,032       $279,375
John T. Ruggieri                  85,625           38,000          11,725         11,725
Sondra L. Wellmerling             12,500           55,500          12,406         37,219
Stephen A. Perreault              51,499           33,000           8,794          8,794
Tina C. Benik                     56,986           30,500           7,328          7,328

---------------

(1) Based on the mean between the high and low trading prices of the Class A common stock on December 29, 2001 ($5.68) minus the exercise price.
(2) Includes 653 options granted to Mr. Whalen as a director of the Company during 1999 under the then in effect formula provisions of the Company's Omnibus Incentive Plan.

                               PERFORMANCE GRAPH

     The following graph compares the market performance of the Company's Class A common stock over the Company's last five fiscal years to the American Stock Exchange Market Value Index and to the Russell Group 2000 (as the Company's peer group index), over the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Class A common stock and each index was $100 at December 31, 1996 and that all dividends were reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG A.T. CROSS COMPANY,
                    AMEX MARKET INDEX AND RUSSELL 2000 INDEX

                                 [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------
                       12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001
---------------------------------------------------------------------------------------------------
 A.T. Cross Co.          100.00        91.11        50.05        41.90        41.32        54.94
---------------------------------------------------------------------------------------------------
 Russell 2000 Index      100.00       122.34       118.91       142.21       136.07       137.46
---------------------------------------------------------------------------------------------------
 AMEX Market Index       100.00       120.33       118.69       147.98       146.16       139.43
---------------------------------------------------------------------------------------------------

     The Company has chosen the Russell Group 2000 as a meaningful peer group against which to compare its performance. The Russell Group 2000 represents a broad based group of small capitalization stocks and is generally believed to be indicative of market performance for small capitalization companies.

                               PENSION PLAN TABLE

  AVERAGE                       YEARS OF SERVICE
    PAY           15        20         25         30         35
------------------------------------------------------------------
  $125,000     $ 30,000   $40,000   $ 50,000   $ 50,000   $ 50,000
   150,000       36,000    48,000     60,000     60,000     60,000
   175,000       42,000    56,000     70,000     70,000     70,000
   200,000       48,000    64,000     80,000     80,000     80,000
   225,000       54,000    72,000     90,000     90,000     90,000
   250,000       60,000    80,000    100,000    100,000    100,000
   300,000       72,000    96,000    120,000    120,000    120,000
   400,000       96,000   128,000    160,000    160,000    160,000
   450,000      108,000   144,000    180,000    180,000    180,000
   500,000      120,000   160,000    200,000    200,000    200,000

--------------------------------------------------------------------------------

     The Company maintains a non-contributory qualified retirement plan for the benefit of its employees, including the individuals named in the Summary Compensation Table. In addition, participants in the plan whose retirement benefits would exceed amounts permitted under the Internal Revenue Code participate in a non-qualified excess retirement plan which provides a supplemental unfunded benefit equal to the amount of any benefit that would have been payable under the qualified retirement plan but for certain limitations under the Internal Revenue Code. The benefits set forth in the Pension Plan Table above reflect the aggregate of the benefits under both the qualified and non-qualified plans. In each case, the indicated benefit will be reduced by the individual's social security credit. The qualified plan and the non-qualified plan are collectively referred to as the "Plan".

     Covered compensation under the Plan includes base salary, cash bonuses, overtime pay, and amounts contributed by the employee to the A.T. Cross Savings Plan maintained by the Company under Section 401(k) of the Internal Revenue Code. The Salary and Bonus columns of the Summary Compensation Table set forth above reflect all covered compensation of executive officers for 2001.

     For purposes of the Plan, the years of credited service as of December 31, 2001 were: Mr. Whalen, 2 years; Mr. Ruggieri, 18 years; Ms. Wellmerling, 2 years; Mr. Perreault, 7 years; and Ms. Benik, 12 years.

     The amounts payable shown in the above Table are based on the following assumptions:

        (i) The individual shall have retired at the normal retirement age of 65,

        (ii) "Average pay" is the highest average of the covered compensation paid to such individual over five consecutive years preceding retirement, and

        (iii) Benefits are paid in the form of a straight-life annuity. Payment options for spousal benefits are available.

APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the annual meeting, holders of Class B common stock will appoint auditors to examine the financial statements of the Company and its subsidiaries for the year 2002. Deloitte & Touche LLP has been nominated by the Board of Directors as such auditors. One or more representatives of Deloitte & Touche LLP will be present at the annual meeting and will be afforded the opportunity to make a statement and answer questions.

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company for the fiscal year ending December 29, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"):

Audit fees...........................  $   440,000
Financial information systems design
  and implementation fees............  $         0
All other fees
  Extended Tax Consulting Services in
    Connection with the Global EMEA
    Restructuring Project............  $   147,000
  Irish Intangibles Valuation
    Study............................  $    29,000
  Consulting Services in Connection
    with the European Transfer
    Pricing Study....................  $    71,000
  Other Tax Consulting Services......  $    56,000
  Benefit Plan Compliance Services...  $     8,000
  Benefit Plan Audit.................  $    27,000

     The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the principal accountant's independence.

REPORT OF THE AUDIT COMMITTEE

     The audit functions of the Audit Committee are focused on three areas:

     - the adequacy of the Company's internal controls and financial reporting process and the quality and integrity of the Company's financial statements.

     - the independence and performance of the Company's internal auditors and independent auditors.

     - the Company's compliance with legal and regulatory requirements and adherence to business ethics.

     In fiscal 2001, the Audit Committee met with management four times to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. We discuss these matters with the Company's independent auditors and with appropriate Company financial personnel and internal auditors.

     We regularly meet privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Committee.

     We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

     The Directors who serve on the committee are all "Independent" for purposes of the American Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to the Company that may interfere with our independence from the Company and its management.

     The Board has adopted a written charter setting out the audit related functions the Committee is to perform. A copy of that charter was attached to the 2000 proxy statement.

     Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls.

     The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

     This year, we reviewed the Company's audited financial statements and met with both management and the independent auditors to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

     We have received from and discussed with the independent auditors the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. We also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, we recommend to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

                              2001 Audit Committee

                           James C. Tappan, Chairman
                                 Galal P. Doss
                               Andrew J. Parsons

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective December 31, 2000, John E. Buckley's employment with the Company terminated. At the time of his termination, Mr. Buckley served as the Company's Executive Vice President and Chief Operating Officer. Mr. Buckley and the Company originally contemplated that he would resign his position in May 2000 and become a consultant to the Company. However, for purposes of continuity, and because Mr. Buckley had been instrumental in developing the Pen Computing Group business, he agreed to remain as an employee until the end of 2000 and the consulting arrangement never commenced.

     Pursuant to a series of letter agreements between the Company and Mr. Buckley, Mr. Buckley received the following as an incentive to remain with the Company until December 31, 2000: (i) a termination fee of $135,420, paid on January 15, 2001, (ii) a cash payment of $36,135, paid on February 9, 2001 equivalent to the fair market value of 6,667 shares of the Company's Class A common stock on February 3, 2001 (the number of Mr. Buckley's restricted shares of Class A common stock as to which restrictions would have lapsed on February 3, 2001 had Mr. Buckley remained an employee), and (iii) stock appreciation rights as to 67,152 units of "phantom" Class A common stock of the Company using as the baseline the fair market value on July 1, 2000 (the date of grant) of $4.88 per share. Those stock appreciation rights will expire on July 1, 2005.

     On January 5, 2001, the Company and Mr. Buckley entered into a Separation Agreement and Release providing for severance payments to Mr. Buckley of semi-monthly installments of $15,833.33 for the period from January 1, 2001 to December 31, 2002, in accordance with the Company's standing severance policy relative to executive officers who have served in excess of twenty-four years. The first such payment was made on January 26, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Class A common stock ("Insiders"), to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 2001 its Insiders complied with all applicable Section 16(a) filing requirements with the exception of David G. Whalen who inadvertently filed a Form 4 four days late relating to an October purchase.

OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, proxies in the enclosed form returned as instructed will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgement of the proxy holder.

IMPORTANT

  NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                              Tina C. Benik
                              Vice President, Legal and
                              Human Resources
                              Corporate Secretary

Dated:  March 27, 2002

                                                                      4890-PS-02

                                  DETACH HERE

                                     PROXY

                               A.T. CROSS COMPANY

  THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


     The undersigned holder of Class A common stock of A.T. Cross Company does hereby constitute and appoint Bradford R. Boss, Russell A. Boss, and David G. Whalen, or any one of them as attorneys and proxies of the undersigned, with full power of substitution for, and in the name and stead of, the undersigned to appear and vote all shares of Class A common stock of A.T. Cross Company held of record in the name of the undersigned at the annual meeting of A.T. Cross Company to be held at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 on Thursday, April 25, 2002 at 10:00 A.M. and at any and all adjournments thereof as designated.


--------------                                                   ---------------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
     SIDE                                                              SIDE
--------------                                                   ---------------

A.T. CROSS COMPANY
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940



                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1. NUMBER OF DIRECTORS:
   Fix the number of Class A directors at three and Class B directors at six.

      FOR           AGAINST           ABSTAIN
      [ ]             [ ]               [ ]

2. ELECTION OF CLASS A DIRECTORS:
   Nominees: (01) Galal P. Doss, (02) Andrew J. Parsons, (03) James C. Tappan

      FOR           WITHHELD
      [ ]             [ ]


   [ ]________________________________________
      For all nominees except as noted above

3. OTHER BUSINESS:
   In their discretion, the proxies are authorized to vote upon such other business as may properly come before said meeting or any adjournment thereof upon which Class A common stockholders are entitled to vote.


                                                  MARK HERE
                                                FOR ADDRESS  [ ]
                                                 CHANGE AND
                                               NOTE AT LEFT


Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.

Important: Please sign exactly as your name or names appear at left. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate stockholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.



Signature:______________ Date: ________ Signature: ___________ Date: __________